Exhibit 10.2
[California Net Lease]
LEASE AGREEMENT
     THIS LEASE AGREEMENT is made this 9th day of May, 2007, between ProLogis (“Landlord”), and the Tenant named below.

Tenant:	Volterra Semiconductor Corporation, a Delaware corporation

Tenant’s Representative,	Mr. Dan Wark-Vice President of Operations
Address, and Telephone:	3839 Spinnaker Ct
	Fremont, CA 94538
	(To be revised to the Premises address upon commencement of lease)

Premises:	That portion of the Building, containing approximately 42,711 rentable square feet, as determined by Landlord, commonly known as 47467 Fremont Blvd Fremont, CA 94538 as shown on Exhibit A.

Project:	Bayside Corporate Center containing approximately 311,277 rentable square feet of space as further described in Exhibit E.

Building:	Building #3 (sba00803) as shown on Site Plan containing approximately 42,711 rentable square feet of space.

Tenant’s Proportionate Share of Project:	13.721%

Tenant’s Proportionate Share of Building:	100.000%

Lease Term:	Beginning on the Commencement Date and ending on the last day of the 62nd full calendar month thereafter.

Commencement Date:	Upon the Substantial Completion of Initial Improvements

Initial Monthly Base Rent:	See Addendum 1

Initial Estimated Monthly Operating Expense Payments:
(estimates only and	1. Utilities:	N/A
subject to adjustment to	2. Common Area Charges:	$2,083.08
actual costs and expenses	3. Taxes:	$6,388.33
according to the	4. Insurance:	$705.00
provisions of this Lease)	5. Management Fee:	$433.57

Initial Estimated Monthly Operating Expense Payments:			$9,609.98

Initial Monthly Base Rent and Operating Expense Payments:			$41,216.12

Security Deposit:	$0.00

Broker:	Colliers International — James Abarta

Addenda:	1. Base Rent Adjustments; 2. Construction; 3. HVAC Maintenance Contract; 4. Move Out Conditions; 5. One Renewal Option at Market; 6. Early Occupancy for Fixturization by Tenant

Exhibits:	A. Site Plan ; B. Floor Plan; C. Sign Criteria; D. Tenant Improvement Standards; E. Project Site Plan
     1. Granting Clause. In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants, and conditions hereof, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, to have and to hold for the Lease Term, subject to the terms, covenants and conditions of this Lease.
     2. Acceptance of Premises. Tenant shall accept the Premises in its condition as of the Commencement Date, subject to all applicable laws, ordinances, regulations, covenants and restrictions as well as Landlord’s representations as provided in this Paragraph 2. Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

1.

Premises are suitable for Tenant’s intended purposes. Except as provided in Addendum 2, Paragraph 10 and any warranties or representations provided in this Paragraph 2, in no event shall Landlord have any obligation for any defects in the Premises or any limitation on its use. Landlord shall deliver the Premises to Tenant on the Commencement Date vacant of all occupants, clean and free of debris, with all carpets cleaned, all lighting (including ballasts) in good working order, and in the condition required by Addendum 2, entitled “Construction”. The taking of possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken except for items that are Landlord’s responsibility under Addendum 2, this Paragraph 2, Paragraph 10 and any punchlist items agreed to in writing by Landlord and Tenant. Landlord represents and warrants that as of the Commencement Date, the Premises shall be in compliance with all Legal Requirements (hereinafter defined in Paragraph 3) in effect as of the Commencement Date of this Lease. Landlord represents and warrants that as of the Commencement Date, the Premises and the Building’s roof, HVAC, electrical, plumbing, and other mechanical systems shall be in good working order and Landlord warrants the Premises and such systems for a period of six (6) months from the Commencement Date; provided, however, that such warranty shall not be effective for any maintenance, repairs or replacements necessitated due to the misuse of, or damages caused by, Tenant, its employees, contractors, agents, subtenants, or invitees. Further, Landlord represents and warrants, to the best of its knowledge, that the Premises is free of material defects.
     3. Use; Compliance with Legal Requirements. The Premises shall be used only for the purpose of receiving, storing, shipping and selling (but limited to wholesale sales) products, materials and merchandise made and/or distributed by Tenant, research and development, office and for such other lawful purposes as may be incidental thereto (the “Permitted Uses”); provided, however, with Landlord’s prior written consent, Tenant may also use the Premises for light manufacturing. Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale on the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises or subject the Premises to use that would damage the Premises. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any tenants of the Project. Outside storage, including without limitation, storage of trucks and other vehicles, is prohibited without Landlord’s prior written consent. Notwithstanding the prior sentence, Tenant shall have the right to utilize the area as defined on Exhibit A (“Outside Storage Area”) for outside storage, provided such outside storage is in compliance with all Legal Requirements. Landlord shall have no liability whatsoever in connection with such outside storage, and Tenant shall indemnify Landlord for any and all claims arising from the presence and maintenance of such property in the Outside Storage Area. Tenant, at its sole expense, shall use and occupy the Premises in compliance with all laws, including, without limitation, the Americans With Disabilities Act, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises (collectively, “Legal Requirements”). The Premises shall not be used as a place of public accommodation under the Americans With Disabilities Act or similar state statutes or local ordinances or any regulations promulgated thereunder, all as may be amended from time to time. Tenant shall, at its expense, make any alterations or modifications, within or without the Premises, that are required by Legal Requirements related to Tenant’s use or occupation of the Premises, except as explicitly stated otherwise in this Lease. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler credits. If any increase in the cost of any insurance on the Premises or the Project is caused by Tenant’s use or occupation of the Premises, or because Tenant vacates the Premises, then Tenant shall pay the amount of such increase to Landlord. Any occupation of the Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease. Notwithstanding anything contained in this Paragraph 3, relating to compliance with the ADA, Tenant’s obligations thereunder shall relate only to the interior of the Premises and any changes to the Project that relate solely to the specific manner of use of the Premises by Tenant, and Landlord, at its expense, shall make all other additions to or modifications of the Project required from time to time by the ADA. Notwithstanding anything contained herein to the contrary, Landlord shall make such modifications as may be required by order or directive of applicable governmental authority in order to bring the Premises into compliance with applicable Legal Requirements as of the Commencement Date without cost or expense to Tenant and without including such cost or expense as an Operating Expense. Any modifications made by Landlord that are required by applicable Legal Requirements that become effective after the Commencement Date that are required as a result of the Tenant’s specific manner of use of the Premises shall be chargeable to Tenant.
     4. Base Rent. Tenant shall pay Base Rent in the amount set forth in Addendum 1. The first month’s Base Rent and the first monthly installment of estimated Operating Expenses (as hereafter defined) shall be due and payable on the date hereof, and Tenant promises to pay to Landlord in advance, without demand, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month succeeding the Commencement Date. Payments of Base Rent for any fractional calendar month shall be prorated based upon a thirty (30) day month. All payments required to be made by Tenant to Landlord hereunder (or to such other party as Landlord may from time to time specify in writing) shall be made by Electronic Fund Transfer (“EFT”) of immediately available federal funds before 11:00 a.m., Eastern Time, at such place, within the continental United States, as Landlord may from time to time designate to Tenant in writing at least five (5) business days in advance. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except as may be expressly provided in this Lease. If Tenant is delinquent in any monthly installment of Base Rent or of Operating Expenses beyond 5 days after the due date thereof, and after notice as provided below, Tenant shall pay to Landlord on demand a late charge equal to 5 percent of such delinquent sum. Tenant shall not be obligated to pay the late charge until Landlord has given Tenant 5 days written notice of the delinquent payment (which may be given at any time during the delinquency); provided, however, that such notice shall not be required more than twice in any 12-month period. The provision for such late charge shall be in addition to all of Landlord’s
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

2.

other rights and remedies hereunder or at law and shall not be construed as a penalty or as limiting Landlord’s remedies in any manner.
     5. Security Deposit. Intentionally Omitted.
     6. Operating Expense Payments. During each month of the Lease Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of the annual cost, as estimated by Landlord from time to time, of Tenant’s Proportionate Share (hereinafter defined) of Operating Expenses for the Project. Payments thereof for any fractional calendar month shall be prorated. The term “Operating Expenses” means all costs and expenses incurred by Landlord with respect to the ownership, maintenance, and operation of the Project including, but not limited to costs of: Taxes (hereinafter defined) and fees payable to tax consultants and attorneys for consultation and contesting taxes; insurance; utilities; maintenance, repair and replacement of all portions of the Project, including without limitation, paving and parking areas, roads, roofs (including the roof membrane), alleys, and driveways, mowing, landscaping, exterior painting, utility lines, heating, ventilation and air conditioning systems, lighting, electrical systems and other mechanical and building systems; amounts paid to contractors and subcontractors for work or services performed in connection with any of the foregoing; charges or assessments of any association to which the Project is subject; property management fees payable to a property manager, including any affiliate of Landlord, or if there is no property manager, an administration fee, in each of the foregoing circumstances not more than three percent (3%) of gross receipts payable to Landlord; security services, if any; trash collection, sweeping and removal; and additions or alterations made by Landlord to the Project or the Building in order to comply with Legal Requirements coming into effect on or after the Commencement Date (other than those expressly required herein to be made by Tenant or by Landlord) or that are appropriate to the continued operation of the Project or the Building for any Permitted Use. Notwithstanding anything to the contrary contained in this Lease, the cost of additions or alterations that are required to be capitalized for federal income tax purposes shall be amortized on a straight line basis over a period equal to the useful life thereof for federal income tax (except that (i) the costs of any new roofing shall be amortized on a straight-line basis over twenty (20) years and (ii) the costs of any capital improvements to the HVAC systems shall be amortized on a straight line basis over ten (10) years), and only the monthly prorated portion of such amortized amount as is allocable to each month of the balance of the Term shall be included in the definition of Operating Expenses and charged to Tenant.
          Notwithstanding the foregoing, Operating Expenses shall not include (1) the costs of repair to Building or the Project and other costs and expenses to the extent that Landlord is actually reimbursed by insurance or warranty proceeds; (2) the costs of marketing or advertising, real estate brokerage and leasing commissions and legal fees incurred in negotiating and preparing lease documents related to Building or the Project; (3) the cost of altering, improving or renovating space in Building or the Project which is not common area and does not serve the Building or the Project as a whole or tenants generally and costs, including the installation of tenant, or other occupants; (4) the cost of utilities, special services and other benefits (including but not limited to after-hours HVAC, supplemental condenser water, etc.) provided to any one tenant of Building or the Project but not generally provided to all tenants of Building or the Project; (5) improvements made for tenants or other occupants in Building or the Project or incurred in renovating or otherwise improving, decorating, painting, or redecorating vacant space for tenants or other occupants of Building or the Project; (6) depreciation charges, except as otherwise stated hereinabove; (7) principal, interest, points and fees on debt or amortization payments on any real property mortgages or deeds of trust; (8) ground rental payments; (9) expenses (including legal fees and related costs) incurred in enforcing obligations of tenants of Building or the Project; (10) costs paid to Landlord or to affiliates of Landlord for services in Building or the Project to the extent the same materially exceed market rates for such services; (11) costs, other than those incurred in ordinary maintenance, for sculpture, paintings or other objects of art; (12) costs of correcting defects in any portion of Building or the Project due to faulty design or construction (other than by Tenant); (13) salaries and other compensation of executive officers of the managing agent of Building or the Project senior to Building or the Project manager; (14) costs incurred in connection with upgrading Building or the Project to comply with the current interpretation of disability, life, fire and safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including, without limitation, the Americans With Disabilities Act and Environmental Requirements provided such compliance is not necessitated by Tenant’s occupancy of the Building or Project; (15) interest, fines or penalties assessed as a result of Landlord’s failure to make payments in a timely manner unless such failure is commercially reasonable under the circumstances; (16) the cost of any political or charitable donations or contributions; (17) electric power costs for which any tenant directly contracts with the local public service company; (18) any reserve for future Building or Project repair or replacement or any contingency fund; (19) costs associated with the operation of the business of the corporation which constitutes Landlord, as the same are distinguished from the costs of operation of Building or the Project, including corporate accounting and legal matters; (20) costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be the issue); (21) costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in Building or the Project; or (22) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) arising from claims, disputes or potential disputes respecting Landlord other than in connection with Building operations.
     Landlord shall provide Tenant Landlord’s itemized year-end common area maintenance reconciliation report within 90 days following the final day of the calendar year, and upon Tenant’s written request therefor (the “Back-up Requests”) (delivered to Landlord within 60 days of Tenant’s receipt of the reconciliation), copies of any invoices or back-up materials for the charges contained in the reconciliation. In the event of a dispute as to the proper allocation of any charges contained in the reconciliation, Landlord and Tenant shall use commercially reasonable efforts to resolve such dispute in an equitable manner within thirty days following the date of Tenant’s Back-up Request. In the event of a dispute as to the proper allocation of any charges contained in the reconciliation report, Landlord and Tenant shall use commercially reasonable efforts to resolve such dispute in an equitable manner for a period of 60 days. If Landlord and Tenant are still unable to resolve the dispute within 60 days despite their commercially reasonable efforts to do so, and Tenant has a reasonable belief that the Operating Expense
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

3.

reconciliation report contains inaccurate charges, Tenant, at its sole cost and expense, shall have the right, during reasonable business hours and not more frequently than once during any calendar year, either itself or through its accountants or other authorized representatives (and provided that such accountant or representative is not compensated by Tenant on a contingency or similar basis), to examine any documents evidencing such costs and expenses for that current year. Landlord and Tenant shall work in good faith to schedule a time and date for such document examination which shall be acceptable to both parties. Tenant shall keep any information gained from such examination confidential and shall not disclose it to any other party, except as required by law. If requested by Landlord, Tenant shall require its accountant or representative conducting the examination to sign a confidentiality agreement as a condition of Landlord making Landlord’s records available for inspection. If Tenant’s total payments of Operating Expenses for any year are less than Tenant’s Proportionate Share of actual Operating Expenses for such year, then Tenant shall pay the difference to Landlord within 30 days after demand, and if more, then Landlord shall retain such excess and credit it against Tenant’s next payments or, if the Term has expired, return any such excess to Tenant within 30 days following the end of the Term. For purposes of calculating Tenant’s Proportionate Share of Operating Expenses, a year shall mean a calendar year except the first year, which shall begin on the Commencement Date, and the last year, which shall end on the expiration of this Lease. With respect to Operating Expenses which Landlord allocates to the entire Project, Tenant’s “Proportionate Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Proportionate Share of the Project as reasonably adjusted by Landlord in the future for changes in the physical size of the Premises or the Project upon reasonable notice to Tenant; and, with respect to Operating Expenses which Landlord allocates only to the Building, Tenant’s “Proportionate Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Proportionate Share of the Building as reasonably adjusted by Landlord in the future for changes in the physical size of the Premises or the Building upon reasonable notice to Tenant. Landlord may equitably increase Tenant’s Proportionate Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project or Building that includes the Premises or that varies with occupancy or use. The estimated Operating Expenses for the Premises set forth on the first page of this Lease are only estimates, and Landlord makes no guaranty or warranty that such estimates will be accurate.
     7. Utilities. Tenant shall pay for all water, gas, electricity, heat, light, power, telephone, sewer, sprinkler services, refuse and trash collection, and other utilities and services used on the Premises, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Tenant’s use of the Premises. Landlord may cause at Tenant’s expense any utilities to be separately metered or charged directly to Tenant by the provider. Tenant shall pay its share of all charges for jointly metered utilities based upon consumption, as reasonably determined by Landlord. No interruption or failure of utilities shall result in the termination of this Lease or the abatement of rent except as provided below. Tenant agrees to limit use of water and sewer for normal restroom and kitchen use. In the event that such interruption or cessation of utilities from a cause within the Landlord’s reasonable control continues beyond three (3) business days from the date of such interruption or cessation, then the rent under this Lease will abate, commencing on the third (3rd) business day the Premises remain untenantable, and continuing until the date on which the utilities are restored and the Premises are again tenantable. No abatement of rentals as hereinabove described will apply in the event such interruption of utilities is the result of Tenant’s alterations to the Premises, or any negligent act or omission of Tenant, its agents, employees or contractors, or any cause other than the negligent or willful act or omission of Landlord or its employees, agents or contractors.
     8. Taxes. Landlord shall pay all taxes, assessments and governmental charges (collectively referred to as “Taxes”) that accrue against the Project during the Lease Term, which shall be included as part of the Operating Expenses charged to Tenant. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens thereof. All capital levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease and any excise, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord monthly in estimated installments or upon demand, at the option of Landlord, as additional rent; provided, however, in no event shall Tenant be liable for any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder. Taxes shall not include any franchise taxes, capital stock, inheritance, estate, gift, or any other taxes imposed upon or measured by Landlord’s gross income or profits, unless the same shall be imposed in lieu of real estate taxes or other ad valorem taxes. If any such tax or excise is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises, whether levied or assessed against Landlord or Tenant.
     9. Insurance. Landlord shall maintain all risk property insurance covering the full replacement cost of the Building. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, commercial liability insurance and rent loss insurance. All such insurance shall be included as part of the Operating Expenses charged to Tenant. The Project or Building may be included in a blanket policy (in which case the cost of such insurance allocable to the Project or Building will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises upon reasonable notice to Tenant.
          Tenant, at its expense, shall maintain during the Lease Term: all risk property insurance covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; worker’s compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial liability insurance, with a minimum limit of
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

4.

$1,000,000 per occurrence and a minimum umbrella limit of $1,000,000, for a total minimum combined general liability and umbrella limit of $2,000,000 (together with such additional umbrella coverage as Landlord may reasonably require) for property damage, personal injuries, or deaths of persons occurring in or about the Premises. Landlord may from time to time require reasonable increases in any such limits. The commercial liability policies shall name Landlord as an additional insured, insure on an occurrence and not a claims-made basis, be issued by insurance companies which are reasonably acceptable to Landlord, not be cancelable unless 30 days’ prior written notice shall have been given to Landlord, contain a hostile fire endorsement and a contractual liability endorsement and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Such policies or certificates thereof shall be delivered to Landlord by Tenant upon commencement of the Lease Term and upon each renewal of said insurance.
          The all risk property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, their officers, directors, employees, managers, agents, invitees and contractors, in connection with any loss or damage thereby insured against. Neither party nor its officers, directors, employees, managers, agents, invitees or contractors shall be liable to the other for loss or damage caused by any risk coverable by all risk property insurance, and each party waives any claims against the other party, and its officers, directors, employees, managers, agents, invitees and contractors for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever, including without limitation, damage caused in whole or in part, directly or indirectly, by the negligence of Landlord or its agents, employees or contractors.
     10. Landlord’s Repairs. Landlord shall maintain, at its expense, the structural soundness of the roof, foundation, and exterior walls of the Building in good repair, reasonable wear and tear and damages caused by Tenant, its agents and contractors excluded. The term “walls” as used in this Paragraph 10 shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Paragraph 10, after which Landlord shall have a reasonable opportunity to repair.
     11. Tenant’s Repairs. Landlord, at Tenant’s expense as provided in Paragraph 6, shall maintain in good repair and condition the parking areas and other common areas of the Building, including, but not limited to driveways, alleys, landscape and grounds surrounding the Premises. Subject to Landlord’s obligation in Paragraph 10 and subject to Paragraphs 2, 9 and 15, Tenant, at its expense, shall repair (when repair is no longer reasonable), replace and maintain in good condition all portions of the Premises and all areas, improvements and systems exclusively serving the Premises including, without limitation, dock and loading areas, truck doors, plumbing, water and sewer lines up to points of common connection, fire sprinklers and fire protection systems, entries, doors, ceilings, windows, interior walls, and the interior side of demising walls, and heating, ventilation and air conditioning systems. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Term, and such capital expenditures and repairs shall be fully amortized in accordance with the Formula (defined hereafter) over the remainder of the Lease Term, without regard to any extension or renewal option not then exercised. The “Formula” shall mean that number, the numerator of which shall be the number of months of the Lease Term remaining after the replacement of any such capital expenditures, and the denominator of which shall be the amortization period (in months) equal to the useful life thereof for federal income tax purposes. Landlord shall pay for such capital expenditures and repairs and Tenant shall reimburse Landlord for its amortized share of same (determined as hereinabove set forth) in equal monthly installments in the same manner as the payment by Tenant to Landlord of the Operating Expenses. Heating, ventilation and air conditioning systems and other mechanical and building systems serving the Premises shall be maintained at Tenant’s expense pursuant to maintenance service contracts entered into by Tenant or, at Landlord’s election, by Landlord. The scope of services and contractors under such maintenance contracts shall be reasonably approved by Landlord. If Tenant fails to perform any repair or replacement for which it is responsible under this Lease within thirty days following Landlord’s written demand to Tenant to perform, Landlord may perform such work and be reimbursed by Tenant within 30 days after demand therefor. Subject to Paragraphs 9 and 15, Tenant shall bear the full cost of any repair or replacement to any part of the Building or Project that results from damage caused by Tenant, its agents, contractors, or invitees and any repair that benefits only the Premises.
     12. Tenant-Made Alterations and Trade Fixtures. Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises with a value of less than $50,000 and that do not involve structural alterations (“Cosmetic Alterations”) may be performed without Landlord’s consent. Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises with a cumulative value of $50,000 or greater, or that involve structural alterations (“Tenant-Made Alterations”), shall be subject to Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, provided that such Tenant-Made Alteration does not materially affect the structure or the roof of the Building, or modify the utility systems of the Project. Tenant shall cause, at its expense, all Cosmetic Alterations and Tenant-Made Alterations to comply with insurance requirements and with Legal Requirements and shall construct at its expense any alteration or modification required by Legal Requirements as a result of any Cosmetic Alterations and/or Tenant-Made Alterations. All Cosmetic Alterations and Tenant-Made Alterations shall be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. All plans and specifications for any Tenant-Made Alterations shall be submitted to Landlord for its approval and plans and specifications shall be submitted to Landlord for Cosmetic Alterations for Landlord’s records. Landlord may monitor construction of the Tenant-Made Alterations. Tenant shall reimburse Landlord for its reasonable costs in reviewing plans and specifications and in monitoring construction of Tenant-Made Alterations. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

5.

that such plans and specifications or construction comply with Legal Requirements. Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning construction of Tenant-Made Alterations, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all Tenant-Made Alterations free and clear of liens and shall provide certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Tenant-Made Alterations or Cosmetic Alterations, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Tenant-Made Alterations and final lien waivers from all such contractors and subcontractors. Upon surrender of the Premises, all Cosmetic Alterations, Tenant-Made Alterations, and any other leasehold improvements constructed by Landlord or Tenant shall be removed from the Premises, at Tenant’s expense except as otherwise provided in this Paragraph 12. Notwithstanding anything contained herein to the contrary, upon Tenant’s written request, Landlord shall provide Tenant, at the time of Tenant’s request for approval of Tenant-Made Alterations, or at anytime upon written request from Tenant in regards to Cosmetic Alterations, a list of which Tenant-Made Alterations or Cosmetic Alterations Landlord will require Tenant to remove upon surrender of the Premises.
          Addendum 2 describes Landlord’s obligations to construct, and to contribute to the costs and expenses of construction of, the Initial Improvements (as defined therein).
          Tenant, at its own cost and expense and without Landlord’s prior approval, may erect such shelves, bins, machinery and trade fixtures (collectively “Trade Fixtures”) in the ordinary course of its business provided that such items do not alter the basic character of the Premises, do not overload or damage the Premises, and may be removed without injury to the Premises, and the construction, erection, and installation thereof complies with all Legal Requirements and with Landlord’s requirements set forth above. Tenant shall remove its Trade Fixtures and shall repair any damage caused by such removal.
     13. Signs. Tenant shall not make any changes to the exterior of the Premises, install any exterior lights, decorations, balloons, flags, pennants, banners, or painting, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord’s prior written consent. Upon surrender or vacation of the Premises, Tenant shall have removed all signs and repair, paint, and/or replace the building facia surface to which its signs are attached. Tenant shall obtain all applicable governmental permits and approvals for sign and exterior treatments. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall be subject to Landlord’s approval and conform in all respects to Landlord’s requirements.
     14. Parking. Tenant shall have the non-exclusive use to 150 parking spaces at the Project on an unreserved basis. Tenant shall be entitled to park in common with other tenants of the Project in those areas designated for non-reserved parking. Landlord will allow Tenant to designate up to a maximum of six (6) visitor parking stalls which shall be part of the 150 parking spaces described above. Said costs of providing such designated parking shall be included as part of the tenant improvement allowance. Landlord may allocate parking spaces among Tenant and other tenants in the Project if Landlord determines that such parking facilities are becoming crowded. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties.
     15. Restoration. If at any time during the Lease Term the Premises are damaged by a fire or other casualty, Landlord shall notify Tenant within 60 days after such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises. If the restoration time is estimated to exceed 6 months, either Landlord or Tenant may elect to terminate this Lease upon notice to the other party given no later than 30 days after Landlord’s notice. If neither party elects to terminate this Lease or if Landlord estimates that restoration will take 6 months or less, then, subject to receipt of sufficient insurance proceeds, Landlord shall promptly restore the Premises excluding the improvements installed by Tenant or by Landlord and paid by Tenant, subject to receipt of sufficient insurance proceeds, reasonable delays arising from the collection of insurance proceeds or delays from Force Majeure events. Tenant at Tenant’s expense shall promptly perform, subject to receipt of sufficient insurance proceeds, delays arising from the collection of insurance proceeds, or delays from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either party may terminate this Lease if the Premises are damaged during the last year of the Lease Term and Landlord reasonably estimates that it will take more than one month to repair such damage. Base Rent and Operating Expenses shall be abated for the period of repair and restoration in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises. Such abatement shall be the sole remedy of Tenant, and except as provided herein, Tenant waives any right to terminate the Lease by reason of damage or casualty loss. Notwithstanding the terms and conditions of this Paragraph 15, if the Premises are not restored by Landlord within 6 months of the date of casualty (subject to Force Majeure and Tenant-caused delays), Tenant may terminate the Lease upon thirty (30) days written notice to Landlord; provided, however, if Landlord completes the restoration in said thirty (30) day notice period, Tenant’s notice of termination shall be null and void and this Lease shall continue in full force and effect. Notwithstanding the foregoing, if the Premises are not restored by Landlord within 9 months of the date of casualty for any reason whatsoever other than Tenant-caused delays, Tenant may terminate the Lease upon thirty (30) days written notice to Landlord; provided, however, if Landlord completes the restoration in said thirty (30) day notice period, Tenant’s notice of termination shall be null and void and this Lease shall continue in full force and effect.
     16. Condemnation. If any part of the Premises or the Project should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would prevent or materially interfere with Tenant’s
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

6.

use of the Premises (including interference for a Taking of the parking servicing the Premises) in Tenant’s reasonable judgment or in Landlord’s judgment would materially interfere with or impair its ownership or operation of the Project, then upon written notice by the applicable party this Lease shall terminate and all rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, all rent payable hereunder during the unexpired Lease Term shall be reduced to such extent as may be fair and reasonable under the circumstances. In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s Trade Fixtures, if a separate award for such items is made to Tenant.
     17. Assignment and Subletting. Without Landlord’s prior written consent, which Landlord shall not unreasonably withhold, condition or delay, Tenant shall not assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises and any attempt to do any of the foregoing shall be void and of no effect. For purposes of this paragraph, a transfer of the ownership interests controlling Tenant shall be deemed an assignment of this Lease unless such ownership interests are publicly traded. Notwithstanding the above, Tenant may assign or sublet the Premises, or any part thereof, to any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a “Tenant Affiliate”), without the prior written consent of Landlord (each a “Permitted Transfer”). Tenant shall reimburse Landlord for all of Landlord’s reasonable out-of-pocket expenses in connection with any assignment or sublease. Upon Landlord’s receipt of Tenant’s written notice of a desire to assign the Lease or sublet more than 90% of the Premises for 90% or more of the remainder of the Term, or any part thereof (other than to a Tenant Affiliate), Landlord may, by giving written notice to Tenant within 10 days after receipt of Tenant’s notice, terminate this Lease with respect to the space described in Tenant’s notice, as of the date specified in Tenant’s notice for the commencement of the proposed assignment or sublease. If Landlord so terminates the Lease, Landlord may enter into a lease directly with the proposed sublessee or assignee. Tenant may withdraw its notice to sublease or assign by notifying Landlord within 10 days after Landlord has given Tenant notice of such termination, in which case the Lease shall not terminate but shall continue.
          It shall be reasonable for the Landlord to withhold its consent to any assignment or sublease in any of the following instances: (i) an Event of Default has occurred and is continuing that would not be cured upon the proposed sublease or assignment; (ii) the assignee or sublessee does not have a net worth calculated according to generally accepted accounting principles at least equal to at the time it executed the Lease; (iii) the intended use of the Premises by the assignee or sublessee is not reasonably satisfactory to Landlord; (iv) the intended use of the Premises by the assignee or sublessee would materially increase the pedestrian or vehicular traffic to the Premises or the Project; (v) occupancy of the Premises by the assignee or sublessee would, in Landlord’s opinion, violate an agreement binding upon Landlord or the Project with regard to the identity of tenants, usage in the Project, or similar matters; (vi) the identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, tend to damage the goodwill or reputation of the Project; (vii) the assignment or sublet is to another tenant in the Project and is at rates which are below those charged by Landlord for comparable space in the Project provided Landlord has sufficient space in the Project to reasonably meet such tenant’s requirements; (viii) in the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease; or (ix) the proposed assignee or sublessee is a governmental agency. Tenant and Landlord acknowledge that each of the foregoing criteria are reasonable as of the date of execution of this Lease. The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease. Any approved assignment or sublease shall be expressly subject to the terms and conditions of this Lease. Tenant shall provide to Landlord all information concerning the assignee or sublessee as Landlord may reasonably request.
          Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant’s other obligations under this Lease (regardless of whether Landlord’s approval has been obtained for any such assignments or sublettings). In the event that the rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto) exceeds the rental payable under this Lease, then Tenant shall be bound and obligated to pay Landlord as additional rent hereunder 50% of such excess rental and other excess consideration within 10 days following receipt thereof by Tenant (after deducting the costs and expenses of tenant improvements, reasonable brokerage fees, and reasonable attorney’s fees, amortized over the remaining Term).
          If this Lease is assigned or if the Premises is subleased (whether in whole or in part) or in the event of the mortgage, pledge, or hypothecation of Tenant’s leasehold interest or grant of any concession or license within the Premises or if the Premises be occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next rent payable hereunder; and all such rentals collected by Tenant shall be held in trust for Landlord and immediately forwarded to Landlord. No such transaction or collection of rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.
     18. Indemnification. Except for the willful misconduct and/or negligence of Landlord, its agents, employees or contractors, and to the extent permitted by law, Tenant agrees to indemnify, defend and hold harmless
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

7.

Landlord, and Landlord’s agents, employees and contractors, from and against any and all losses, liabilities, damages, costs and expenses (including attorneys’ fees) resulting from claims by third parties for injuries to any person and damage to or theft or misappropriation or loss of property occurring in or about the Project and arising from the use and occupancy of the Premises or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors and agents. The furnishing of insurance required hereunder shall not be deemed to limit Tenant’s obligations under this Paragraph 18.
     19. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time, upon reasonable prior notice, to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Landlord and Landlord’s representatives may enter the Premises during business hours for the purpose of showing the Premises to prospective purchasers and, during the last nine months of the Lease Term, to prospective tenants. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate common areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially interferes with Tenant’s use or occupancy of the Premises. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions.
     20. Quiet Enjoyment. If Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Lease Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.
     21. Surrender. Upon termination of the Lease Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Paragraphs 15 and 16 excepted. Any Trade Fixtures, Tenant-Made Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Lease Term shall survive the termination of the Lease Term, including without limitation, indemnity obligations, payment obligations with respect to Operating Expenses and obligations concerning the condition and repair of the Premises. Notwithstanding the provisions of this Paragraph 21, Tenant shall not be obligated to remove any or all of the Initial Improvements to the Premises constructed by Landlord pursuant to the Construction Addendum attached to this Lease, nor any Tenant-Made Alterations constructed by or for the benefit of Tenant during the Lease Term, provided that in connection with the approval of the plans and specifications for such Tenant-Made Alterations, Tenant specifically requested and obtained in writing the agreement of Landlord that such Tenant-Made Alterations would not be required to be removed upon the expiration or termination of this Lease.
     22. Holding Over. If Tenant retains possession of the Premises after the termination of the Lease Term, unless otherwise agreed in writing, such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time, upon demand, as Base Rent for the holdover period, an amount equal to 150% of the Base Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over. All other payments shall continue under the terms of this Lease. In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph 22 shall not be construed as consent for Tenant to retain possession of the Premises. For purposes of this Paragraph 22, “possession of the Premises” shall continue until, among other things, Tenant has delivered all keys to the Premises to Landlord, Landlord has complete and total dominion and control over the Premises, and Tenant has completely fulfilled all obligations required of it upon termination of the Lease as set forth in this Lease, including, without limitation, those concerning the condition and repair of the Premises.
     23. Events of Default. Each of the following events shall be an event of default (“Event of Default”) by Tenant under this Lease:
     (i) Tenant shall fail to pay any installment of Base Rent or any other payment required herein when due, and such failure shall continue for a period of 5 days from the date such payment was due.
     (ii) Tenant or any guarantor or surety of Tenant’s obligations hereunder shall (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “proceeding for relief”); (C) become the subject of any proceeding for relief which is not dismissed within 60 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).
     (iii) Any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease. Tenant’s reduction or material change of insurance shall not constitute an Event of
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

8.

Default until such reduction or material change of insurance shall continue for a period of 5 days after Landlord shall have given Tenant written notice of such default. In no event shall such cure period apply to any cancellation, termination, or expiration of Tenant’s insurance coverage required under this Lease.
     (iv) Tenant shall fail to occupy or shall vacate the Premises or shall fail to continuously operate its business at the Premises for the permitted use set forth herein, whether or not Tenant is in monetary or other default under this Lease; provided however, that Tenant’s failure to occupy or Tenant’s vacating of the Premises shall not constitute an Event of Default if, prior to vacating the Premises, Tenant makes arrangements to (a) insure that Tenant’s insurance for the Premises will not be voided or cancelled with respect to the Premises as a result of such vacancy, (b) insure that the Premises are secured and not subject to vandalism, and (c) insure that the Premises will be properly maintained after such vacation.
     (v) There shall occur any assignment, subleasing or other transfer of Tenant’s interest in or with respect to this Lease except as otherwise permitted in this Lease.
     (vi) Tenant shall fail to discharge any lien placed upon the Premises in violation of this Lease within 30 days after Tenant’s receipt of notice of any such lien or encumbrance is filed against the Premises.
     (vii) Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Paragraph 23, and except as otherwise expressly provided herein, such default shall continue for more than 30 days after Landlord shall have given Tenant written notice of such default (unless such performance will, due to the nature of the obligations, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary provided Tenant diligently and continuously pursues such cure).
     24. Landlord’s Remedies. Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter at its election: terminate this Lease or Tenant’s right of possession, (but Tenant shall remain liable as hereinafter provided) and/or pursue any other remedies at law or in equity. Upon the termination of this Lease or termination of Tenant’s right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store, all of the furniture, fixtures and equipment at the Premises.
          Except as otherwise provided in the next paragraph, if Tenant breaches this Lease and abandons the Premises prior to the end of the term hereof, or if Tenant’s right to possession is terminated by Landlord because of an Event of Default by Tenant under this Lease, this Lease shall terminate. Upon such termination, Landlord may recover from Tenant the following, as provided in Section 1951.2 of the Civil Code of California: (i) the worth at the time of award of the unpaid Base Rent and other charges under this Lease that had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the reasonable value of the unpaid Base Rent and other charges under this Lease which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award by which the reasonable value of the unpaid Base Rent and other charges under this Lease for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom. As used herein, the following terms are defined: (a) the “worth at the time of award” of the amounts referred to in Sections (i) and (ii) is computed by allowing interest at the lesser of 18 percent per annum or the maximum lawful rate. The “worth at the time of award” of the amount referred to in Section (iii) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent; (b) the “time of award” as used in clauses (i), (ii), and (iii) above is the date on which judgment is entered by a court of competent jurisdiction; (c) The “reasonable value” of the amount referred to in clause (ii) above is computed by determining the mathematical product of (1) the “reasonable annual rental value” (as defined herein) and (2) the number of years, including fractional parts thereof, between the date of termination and the time of award. The “reasonable value” of the amount referred to in clause (iii) is computed by determining the mathematical product of (1) the annual Base Rent and other charges under this Lease and (2) the number of years including fractional parts thereof remaining in the balance of the term of this Lease after the time of award.
          Even though Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover rent as it becomes due. This remedy is intended to be the remedy described in California Civil Code Section 1951.4 and the following provision from such Civil Code Section is hereby repeated: “The Lessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).” Any such payments due Landlord shall be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.
          Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

9.

effected only by the written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. The terms “enter,” “re-enter,” “entry” or “re-entry,” as used in this Lease, are not restricted to their technical legal meanings. Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole discretion may determine (including without limitation a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Project before reletting the Premises). Landlord shall not be liable, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting.
     25. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Lease Term upon each new owner for the duration of such owner’s ownership. Any liability of Landlord under this Lease shall be limited solely to its interest in the Project, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord.
     26. Waiver of Jury Trial. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.
     27. Subordination. This Lease and Tenant’s interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any mortgage, now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant. Tenant agrees, at the election of the holder of any such mortgage, to attorn to any such holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination and such instruments of attornment as shall be requested by any such holder. Tenant hereby appoints Landlord attorney in fact for Tenant irrevocably (such power of attorney being coupled with an interest) to execute, acknowledge and deliver any such instrument and instruments for and in the name of the Tenant and to cause any such instrument to be recorded. Notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such mortgage and had been assigned to such holder. The term “mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “holder” of a mortgage shall be deemed to include the beneficiary under a deed of trust. Notwithstanding anything to the contrary in this Lease, this Lease and Tenant’s interest in the Premises shall not be subordinate to any mortgage or deed of trust on the Project, and Tenant shall not be obligated to execute an instrument subordinating this Lease or Tenant’s interest in the Premises to any mortgage or deed of trust on the Project, unless concurrently with such subordination the holder of such mortgage or deed of trust agrees in such instrument of subordination not to disturb Tenant’s possession of the Premises (so long as no default exists under the Lease beyond any applicable cure period) in the event such holder acquires title to the Premises through foreclosure, deed in lieu of foreclosure or otherwise.
          Notwithstanding the preceding provisions of this Paragraph 27, this Lease and Tenant’s interest in the Premises shall not be subordinate to any future mortgage or deed of trust on the Project, and Tenant shall not be obligated to execute an instrument subordinating this Lease or Tenant’s interest in the Premises to any future mortgage or deed of trust on the Project, unless concurrently with such subordination the holder of such mortgage or deed of trust agrees in such instrument of subordination not to disturb Tenant’s possession of the Premises (so long as no default exists under the Lease) in the event such holder acquires title to the Premises through foreclosure, deed in lieu of foreclosure or otherwise.
     28. Mechanic’s Liens. Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon, or in any manner to bind the interest of Landlord or Tenant in, the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

10.

or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will save and hold Landlord harmless from all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the interest of Landlord in the Premises or under this Lease, except to the extent they are caused by Landlord’s negligence or willful misconduct. Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises and cause such lien or encumbrance to be discharged within 30 days of the filing or recording thereof; provided, however, Tenant may contest such liens or encumbrances as long as such contest prevents foreclosure of the lien or encumbrance and Tenant causes such lien or encumbrance to be bonded or insured over in a manner satisfactory to Landlord within such 30 day period.
     29. Estoppel Certificates. Tenant agrees, from time to time, within 10 business days after request of Landlord, to execute and deliver to Landlord, or Landlord’s designee, any estoppel certificate requested by Landlord, stating that this Lease is in full force and effect, the date to which rent has been paid, that Landlord is not in default hereunder (or specifying in detail the nature of Landlord’s default), the termination date of this Lease and such other matters pertaining to this Lease as may be requested by Landlord. Tenant’s obligation to furnish each estoppel certificate in a timely fashion is a material inducement for Landlord’s execution of this Lease. No cure or grace period provided in this Lease shall apply to Tenant’s obligations to timely deliver an estoppel certificate. Tenant hereby irrevocably appoints Landlord as its attorney in fact to execute on its behalf and in its name any such estoppel certificate if Tenant fails to execute and deliver the estoppel certificate within 10 days after Landlord’s written request thereof.
     30. Environmental Requirements. Except for Hazardous Material contained in products used by Tenant in de minimus quantities for ordinary cleaning and office purposes, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises or transport, store, use, generate, manufacture or release any Hazardous Material in or about the Premises without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and shall remediate in a manner satisfactory to Landlord any Hazardous Materials released on or from the Project by Tenant, its agents, employees, contractors, subtenants or invitees. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture or release of Hazardous Materials on the Premises. The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.
          Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Project and loss of rental income from the Project), claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys’ fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos brought into the property or disturbed in breach of the requirements of this Paragraph 30, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials for which Tenant is obligated to remediate as provided above or any other breach of the requirements under this Paragraph 30 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Paragraph 30 shall survive any termination of this Lease.
          Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Paragraph 30, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant.
          Notwithstanding anything to the contrary in this Paragraph 30, Tenant shall have no liability of any kind to Landlord as to Hazardous Materials existing on the Premises prior to Tenant’s occupancy of the Premises or as to Hazardous Materials caused or permitted by (i) Landlord, its agents, employees, contractors or invitees; or (ii) any other tenants in the Project or their agents, employees, contractors, subtenants, assignees or invitees; or (iii) any other person or entity located outside of the Premises or the Project (including, without limitation, migration of Hazardous Materials caused by any person or entity, other than Tenant, its agents, employees, contractors, assignees, subtenants or invitees).
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

11.

     31. Rules and Regulations. Tenant shall, at all times during the Lease Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto. In the event of any conflict between said rules and regulations and other provisions of this Lease, the other terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project.
     32. Security Service. Tenant acknowledges and agrees that, while Landlord may patrol the Project, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.
     33. Force Majeure. Landlord shall not be held responsible for delays in the performance of its obligations hereunder when caused by strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of Landlord (“Force Majeure”).
     34. Entire Agreement. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof. No representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations are superseded by this Lease. This Lease may not be amended except by an instrument in writing signed by both parties hereto.
     35. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.
     36. Brokers. Each party represents and warrants to the other that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than the broker, if any, set forth on the first page of this Lease, and each party agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction.
     37. Miscellaneous.
     (a) Any payments or charges due from Tenant to Landlord hereunder shall be considered rent for all purposes of this Lease.
     (b) If and when included within the term “Tenant,” as used in this instrument, there is more than one person, firm or corporation, each shall be jointly and severally liable for the obligations of Tenant.
     (c) All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery addressed to the parties at their addresses below, and with a copy sent to Landlord at 4545 Airport Way, Denver, Colorado 80239. Either party may by notice given aforesaid change its address for all subsequent notices. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.
     (d) Except as otherwise expressly provided in this Lease or as otherwise required by law, Landlord retains the absolute right to withhold any consent or approval.
     (e) At Landlord’s request from time to time, but not more than once per quarter, Tenant shall furnish Landlord with true and complete copies of its most recent annual and quarterly financial statements prepared by Tenant or Tenant’s accountants and any other financial information or summaries that Tenant typically provides to its lenders or shareholders.
     (f) Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.
     (g) The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.
     (h) The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

12.

     (i) Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.
     (j) Any amount not paid by Tenant within 5 days after its due date in accordance with the terms of this Lease shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or 15 percent per year. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.
     (k) Construction and interpretation of this Lease shall be governed by the laws of the state in which the Project is located, excluding any principles of conflicts of laws.
     (l) Time is of the essence as to the performance of Tenant’s and Landlord’s obligations under this Lease.
     (m) All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. In the event of any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.
     (n) In the event either party hereto initiates litigation to enforce the terms and provisions of this Lease, the non-prevailing party in such action shall reimburse the prevailing party for its reasonable attorney’s fees, filing fees, and court costs.
     38. Landlord’s Lien/Security Interest. Intentionally Omitted.
     39. Limitation of Liability of Trustees, Shareholders, and Officers of ProLogis. Any obligation or liability whatsoever of ProLogis, a Maryland real estate investment trust, which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.
     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:		LANDLORD:

Volterra Semiconductor Corporation, a Delaware corporation		PROLOGIS, a Maryland real estate investment trust

By:	/s/ Daniel W. Wark	By:	/s/ W. Scott Lamson

Name:	Daniel W. Wark	Name:	W. Scott Lamson
Title:	V.P. Operations	Title:	Senior Vice President

Address:		Address:

3839 Spinnaker Ct. Fremont, CA 94538 (To be revised to the Premises address upon commencement of lease)		47775 Fremont Blvd Fremont, CA 94538
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

13.

Rules and Regulations
1.	The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or its agents, or used by them for any purpose other than ingress and egress to and from the Premises.
2.	Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.
3.	Except for seeing-eye dogs, no animals shall be allowed in the offices, halls, or corridors in the Project.
4.	Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.
5.	If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant’s expense.
6.	Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.
7.	Parking any type of recreational vehicles is specifically prohibited on or about the Project. Further, parking any type of trucks, trailers or other vehicles in the Premises is specifically prohibited. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.
8.	Tenant shall maintain the Premises free from rodents, insects and other pests.
9.	Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.
10.	Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.
11.	Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.
12.	Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises without Landlord’s prior consent, not to be unreasonably withheld, conditioned or delayed.
13.	All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.
14.	No auction, public or private, will be permitted on the Premises or the Project.
15.	No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.
16.	The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.
17.	Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.
18.	Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.
19.	Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

14.

ADDENDUM 1
BASE RENT ADJUSTMENTS
ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED MAY 9, 2007, BETWEEN
ProLogis, a Maryland real estate investment trust
and
Volterra Semiconductor Corporation, a Delaware corporation
     Base Rent shall equal the following amounts for the respective periods set forth below:

Months			Monthly Base Rent

01	to	02	$0.00	*
03	to	14	$31,606.14
15	to	26	$32,460.36
27	to	38	$33,741.69
39	to	50	$34,595.91
51	to	62	$35,450.13

*	Tenant shall be responsible for Operating Expenses during free rent period.
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

15.

ADDENDUM 2
CONSTRUCTION
ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED MAY 9, 2007, BETWEEN
ProLogis, a Maryland real estate investment trust
and
Volterra Semiconductor Corporation, a Delaware corporation
     (a) Definition of Initial Improvements. Landlord agrees to furnish or perform those items of construction and those improvements (the “Initial Improvements”) as provided in the plans attached hereto as Exhibit B, and shall use its best efforts to Substantially Complete (defined below) the Initial Improvements by August 13, 2007 (the “Target Date”). Exhibit B shall be replaced by the final approved working drawings, as approved by the Tenant and Construction Manager, upon completion of such working drawings.
     (b) The term “Substantially Complete” shall mean that the Initial Improvements have been completed in good and workmanlike manner (except for punch list items which do not prevent in any material way the use of the Premises for the purposes for which they were intended), in compliance with all Legal Requirements and in compliance with the plans approved by Tenant. The term “Date of Substantial Completion” shall mean the date upon which the Initial Improvements are Substantially Complete as determined by the Construction Manager, as defined below, which may be adjusted as a result of Tenant Caused Delays as provided below. Landlord shall proceed with and use commercially reasonable efforts to Substantially Complete the Initial Improvements on or prior to August 13, 2007 (the “Target Date”) which date may be extended as a result of Tenant Caused Delays (as defined below) and events of Force Majeure. If Substantial Completion of the Initial Improvements does not occur on, or prior to, the date which is 120 days following the Target Date, as may be extended as provided above, (the “Penalty Date”) Tenant shall have the right to terminate this Lease by providing Landlord with 30 days prior written notice; provided if Landlord Substantially Completes the Initial Improvements within such 30 day period such notice to terminate shall be null and void and the Lease Term shall continue as provided in the Lease. In the event Tenant, its employees, agents, or contractors cause construction of such improvements to be delayed, including by not limited to Tenant change orders, Tenant’s interference with the construction of the Initial Improvements, delays resulting from Tenant’s using Landlord’s contractors and/or subcontractors to complete Tenant’s installations, or Tenant’s failure to promptly respond to Landlord’s request for approval or to specify details or layouts or other matters (“Tenant Caused Delays”) the date of Substantial Completion shall be deemed to be the date that, in the opinion of the construction manager, which shall be a representative of Permian Builders, (“Construction Manager”) Substantial Completion would have occurred if such Tenant Caused Delays had not taken place. After the Substantial Completion of the Initial Improvements Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises. In the event of any dispute as to the Initial Improvements the certificate of the Construction Manager shall be conclusive absent manifest error.
     (c) Approval of Budget; Changes to the Initial Improvements. Prior to commencing construction of the Initial Improvements, Landlord shall submit to Tenant an estimate of the costs associated with Initial Improvement (the “Budget”). Tenant shall approve or reject the Budget within three (3) business days following Tenant’s receipt of the Budget. In the event Tenant fails to approve or reject the Budget within such three (3) business day period, Tenant shall be deemed to have approved the Budget. In the event Tenant rejects the Budget within the three (3) business day period, Landlord shall work with the contractor to reprice the Budget (the “Updated Budget”) and Landlord shall provide the Updated Budget to Tenant. Tenant shall approve or reject the Updated Budget within two (2) business days following Tenant’s receipt of the Updated Budget. In the event Tenant fails to approve or reject the Updated Budget within the two (2) business day period, Tenant shall be deemed to have approved the Updated Budget. In the event Tenant rejects the Updated Budget within the two (2) business day period, Landlord shall continue to work with the contractor to reprice the Initial Improvements. The failure of Tenant to approve or reject the Budget or Updated Budget in a timely manner as provided in this Paragraph (c), or any delay resulting from Tenant rejecting the Updated Budget shall be deemed a Tenant Caused Delay.
     (d) Landlord’s Obligation to Construct Initial Improvements. Upon approval by Tenant of the plans for the Initial Alterations and the Budget, Landlord shall proceed with and complete the construction of the Initial Improvements. As soon as the Initial Improvements are Substantially Complete, Landlord shall notify Tenant in writing of the date that the Initial Improvements were Substantially Complete. Such date, unless an earlier date is specified as the Commencement Date in this Lease or otherwise agreed to in writing between Landlord and Tenant, shall be the “Commencement Date,” unless the completion the Initial Improvements was delayed due to any act or omission of, or delay caused by, Tenant including, without limitation, Tenant’s failure to approve plans, complete submittals or obtain permits within the time periods agreed to by the parties or as reasonably required by Landlord, in which case the Commencement Date shall be the date the Initial Improvements would have been completed but for the delays caused by Tenant. The failure of Tenant to take possession of or to occupy the Premises shall not serve to relieve Tenant of obligations arising on the Commencement Date or delay the payment of rent by Tenant. In the event Tenant, its employees, agents, or contractors cause construction of such improvements to be delayed, the date of Substantial Completion shall be deemed to be the date that Substantial Completion would have occurred if such delays caused by Tenant had not taken place. Without limiting the foregoing, Tenant shall be solely
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

16.

responsible for delays caused by Tenant’s request for any changes in the plans, Tenant’s request for long lead items or Tenant’s interference with the construction of the Initial Improvements, and such delays shall not cause a deferral of the Commencement Date beyond what it otherwise would have been. After the Commencement Date Tenant shall, within 5 days after Landlord’s written demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises. Landlord agrees to complete any punch-list items to be corrected promptly upon Landlord’s receipt of the list of such punch-list items, and in any event no later than sixty days following Landlord’s receipt of the list of such punch-list items.
     (e) TI Allowance. Notwithstanding anything contained in this Lease to the contrary, Landlord shall contribute up to a maximum amount of $939,642.00 (the “TI Allowance”), toward the Initial Improvements, and furthermore that the parties agree that space planning costs incurred by Landlord prior to March 1, 2007 shall not be charged against the TI Allowance and shall be borne solely by the Landlord. To the extent that the Budget, or Updated Budget, approved by Tenant exceeds the TI Allowance, Tenant shall pay to Landlord the amount of such overage in accordance with the following schedule: 50% of such overage no later than 30 days following Landlord’s commencement of construction of the Initial Improvements, 40% of such overage upon Substantial Completion of the Initial Improvements, and any remaining overage upon reconciliation of all costs associated with the Initial Improvements. Landlord shall be under no obligation to pay for any Initial Alterations in excess of the TI Allowance. Notwithstanding anything contained herein to the contrary, in the event Tenant terminates this Lease in accordance with the provisions provided in paragraph (b) above, Tenant shall pay to Landlord, upon Landlord’s request, any costs incurred by Landlord for the completion of the Initial Improvements which (i) exceeds the TI Allowance, and (ii) has not been paid to Landlord in accordance with the schedule provided above.
     (f) Tenant’s Early Access. Subject to the provisions of Addendum 6, “Early Occupancy for Fixturization by Tenant”, Tenant shall be allowed to install its Tenant-Made Alterations, machinery, equipment, fixtures, or other property on the Premises during the final stages of completion of construction by Landlord of the Initial Improvements.
     (g) All new construction warranties that Landlord receives from the Construction Manager shall be enforced by Landlord to the benefit the Lessee. Such warranties shall commence on the date of Substantial Completion and shall be for a period no less than one year.
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

17.

ADDENDUM 3
HVAC MAINTENANCE CONTRACT
ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED MAY 9, 2007, BETWEEN
ProLogis, a Maryland real estate investment trust
and
Volterra Semiconductor Corporation, a Delaware corporation
Paragraph 11, captioned “TENANT REPAIRS,” is revised to include the following:
     Tenant agrees to enter into and maintain through the term of the Lease, a regularly scheduled preventative maintenance/service contract for servicing all hot water, heating and air conditioning systems and equipment within the Premises. Landlord requires a qualified HVAC contractor perform this work. A certificate must be provided to the Landlord upon occupancy of the leased Premises.
     The service contract must become effective within thirty (30) days of occupancy, and service visits should be performed on a quarterly basis. Landlord suggests that Tenant send the following list to a qualified HVAC contractor to be assured that these items are included in the maintenance contract:
1.	Adjust belt tension;

2.	Lubricate all moving parts, as necessary;

3.	Inspect and adjust all temperature and safety controls;

4.	Check refrigeration system for leaks and operation;

5.	Check refrigeration system for moisture;

6.	Inspect compressor oil level and crank case heaters;

7.	Check head pressure, suction pressure and oil pressure;

8.	Inspect air filters and replace when necessary;

9.	Check space conditions;

10.	Check condensate drains and drain pans and clean, if necessary;

11.	Inspect and adjust all valves;

12.	Check and adjust dampers;

13.	Run machine through complete cycle.
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

18.

ADDENDUM 4
MOVE-OUT CONDITIONS
ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED MAY 9, 2007, BETWEEN
ProLogis, a Maryland real estate investment trust
and
Volterra Semiconductor Corporation, a Delaware corporation
     Per Paragraph 21 of the Lease, Tenant is obligated to check and address prior to move-out of the Premises the following items. Landlord expects to receive the Premises in a well maintained condition, with normal wear and tear and casualty excepted; provided that nothing in this Addendum shall be deemed to modify the provisions of the Lease. The following list is designed to assist Tenant in the move-out procedures but is not intended to be all inclusive.
1.	All lighting is to be placed into good working order. This includes replacement of bulbs, ballasts, and lenses as needed.

2.	All truck doors and dock levelers should be serviced and placed in good operating order. This would include the necessary replacement of any dented truck door panels and adjustment of door tension to insure proper operation. All door panels which are replaced need to be painted to match the Tenant Improvement Standards described in Exhibit D.

3.	Intentionally Omitted.

4.	Heating/air-conditioning systems should be placed in good working order, including the necessary replacement of any parts to return the unit to a well maintained condition, reasonable wear and tear and casualty excepted. This includes warehouse heaters and exhaust fans. Upon move-out, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition.

5.	All holes in the sheet rock walls should be repaired prior to move-out.

6.	The carpets and vinyl tiles should be in a clean condition and should not have any holes or chips in them. Landlord will accept normal wear on these items provided they appear to be in a maintained condition.

7.	The Premises should be returned in a clean condition which would include cleaning of the coffee bar, restroom areas, windows, and other portions of the Premises.

8.	The warehouse should be in broom clean condition with all inventory and racking removed. There should be no protrusion of anchors from the warehouse floor and all holes should be appropriately patched. If machinery/equipment is removed, the electrical lines should be properly terminated at the nearest junction box.

9.	All exterior windows with cracks or breakage should be replaced.

10.	The Tenant shall provide keys for all locks on the Premises, including front doors, rear doors, and interior doors.

11.	Intentionally Omitted.

12.	All electrical systems should be left in a safe condition that conforms to code. Bare wires and dangerous installations should be corrected prior to move-out.

13.	All plumbing fixtures should be in good working order, including the water heater. Faucets and toilets should not leak.

14.	All dock bumpers must be left in place and well secured.
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

19.

ADDENDUM 5
ONE RENEWAL OPTION AT MARKET
ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED MAY 9, 2007, BETWEEN
ProLogis, a Maryland real estate investment trust
and
Volterra Semiconductor Corporation, a Delaware corporation
     (a) Extension Option. Provided that as of the time of the giving of the Extension Notice and the Commencement Date of the Extension Term, (x) the Tenant hereunder is either the Tenant originally named herein or a transferee of a Permitted Transfer, (y) Tenant actually occupies all of the Premises initially demised under this Lease, and (z) no Event of Default has occurred and is continuing, then Tenant shall have the right (the “Extension Option”) to extend the Lease Term for an additional term of five (5) years (such additional term is hereinafter called the “Extension Term”) commencing on the day following the expiration of the Lease Term (hereinafter referred to as the “Commencement Date of the Extension Term”). Tenant shall give Landlord notice (hereinafter called the “Extension Notice”) of its election to extend the term of the Lease Term at least nine (9) months, but not more than twelve (12) months, prior to the scheduled expiration date of the Lease Term.
     (b) Base Rent During Extension Term. The Base Rent payable by Tenant to Landlord during the Extension Term shall be the greater of:
     (i) the Base Rent in effect on the expiration of the Lease Term;, and
     (ii) ninety-five (95%) percent of the Fair Market Rent, as defined and determined pursuant to Paragraphs (c), (d), and (e) below.
In addition to its obligation to pay Base Rent during the Extension Term Tenant shall continue to pay and reimburse Landlord as set forth in the Lease with respect to such operating expenses and other items with respect to the Premises. The arbitration process described below shall be limited to the determination of the Base Rent and shall not affect or otherwise reduce or modify the Tenant’s obligation to pay or reimburse Landlord for such operating expenses and other reimbursable items. The arbitration process described below shall be limited to the determination of the Base Rent and shall not affect or otherwise reduce or modify the Tenant’s obligation to pay or reimburse Landlord for such operating expenses and other reimbursable items.
     (c) Fair Market Rent Definition. The term “Fair Market Rent” shall mean the effective base rental rates (including periodic adjustments to such base rental rates) then being received for the renewal period of premises of similar size and quality to the Premises, located in similar projects in the Fremont area which are similar in size and quality to the Property, for extension terms of approximately five years, and otherwise subject to leases containing substantially similar terms as those contained in this Lease.
     (d) Landlord shall notify Tenant of its determination of the Fair Market Rent (which shall be made in Landlord’s sole discretion and shall in any event be not less than the Base Rent in effect as of the expiration of the Lease Term) for the Extension Term, and Tenant shall advise Landlord of any objection within 10 days of receipt of Landlord’s notice. Failure to respond within the 10-day period shall constitute Tenant’s acceptance of such Fair Market Rent. If Tenant objects, Landlord and Tenant shall commence negotiations to attempt to agree upon the Fair Market Rent within 30 days of Landlord’s receipt of Tenant’s notice. If the parties cannot agree, each acting in good faith but without any obligation to agree, then the Lease Term shall not be extended and shall terminate on its scheduled termination date and Tenant shall have no further right hereunder or any remedy by reason of the parties’ failure to agree unless Tenant or Landlord invokes the arbitration procedure provided below to determine the Fair Market Rent (“Arbitration Notice”).
     (e) Arbitration to determine the Fair Market Rent shall be in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Project is located by a single arbitrator unaffiliated with either party. Either party may elect to arbitrate by sending written notice to the other party and the Regional Office of the American Arbitration Association within 5 days after the 30-day negotiating period provided in Paragraph (d), invoking the binding arbitration provisions of this paragraph. Landlord and Tenant shall each submit to the arbitrator their respective proposal of Fair Market Rent. The arbitrator must choose between the Landlord’s proposal and the Tenant’s proposal and may not compromise between the two or select some other amount. Notwithstanding any other provision herein, the Fair Market Rent determined by the arbitrator shall not be less than, and the arbitrator shall have no authority to determine a Fair Market Rent less than, the Base Rent in effect as of the scheduled expiration of the Lease Term. The cost of the arbitration shall be paid by Landlord if the decision by the arbitrator is that the Fair Market Rent is less than 95 percent of the Fair Market Rent (on an annual basis) proposed by Landlord and by Tenant if the Fair Market Rent is 105 percent or more of the Fair Market Rent (on an annual basis) proposed by Tenant; and shall be borne equally otherwise. If the arbitrator has not determined the Fair Market Rent as of the end of the Lease Term, Tenant shall pay 105 percent of the Base Rent in effect under the Lease as of the end of the Lease Term until the Fair Market Rent is determined as provided herein. Upon such determination, Landlord and Tenant shall make the appropriate adjustments to the payments between them.
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

20.

     (f) Consent to Jurisdiction. The parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this Addendum and to enter judgment upon the decision of the arbitrator.
     (g) Same Terms and Conditions. Except for the Base Rent as determined above, Tenant’s occupancy of the Premises during the Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to extend the Lease Term pursuant to this addendum or to any allowances, credits or abatements or options to expand, contract, renew or extend the Lease.
     (h) Time of the Essence. If Tenant does not give the Extension Notice within the period set forth in Paragraph (a), Tenant’s right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of the Extension Notice and the notice of Tenant’s objection under Paragraph (d).
     (i) As-Is. Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Extension Term. The Premises shall be tendered on the Commencement Date of the Extension Term in “as-is” condition.
     (j) Amendment. If the Lease is extended for the Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto.
     (k) “Term”. If Tenant exercises its right to extend the term of the Lease for the Extension Term pursuant to this Addendum, the term “Lease Term” as used in the Lease, shall be construed to include, when practicable, the Extension Term except as provided in (g) above.
     (l) Notwithstanding anything contained herein to the contrary, in the event Tenant exercises its right to renew for the Extension Term as provided herein, yet fails to exercise its option to renew the premises as provided in Addendum 5 of the lease between Landlord and Tenant for the premises located at 47451 Fremont Boulevard, Fremont, California, Tenant shall deliver payment to Landlord in an amount equal to $25,000.00 at the time Tenant delivers the Extension Notice to Landlord.
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

21.

ADDENDUM 6
EARLY OCCUPANCY FOR FIXTURIZATION BY TENANT
ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED MAY 9, 2007, BETWEEN
ProLogis, a Maryland real estate investment trust
and
Volterra Semiconductor Corporation, a Delaware corporation
     Landlord shall allow Tenant to access the Premises three weeks prior to Substantial Completion of the Initial Improvements, the payment of the first month of due Base Rent and Operating Expenses, provided that:
•	Landlord is in receipt certificates documenting the required insurance coverage required under this Lease for purposes of installing communication cabling and other items pertinent to Tenant’s business including, but not limited to, telephone systems, furniture partitions, and security systems.

•	Tenant does not thereby interfere with the completion of construction or cause any labor dispute as a result of such installations.

•	Tenant does hereby agree to indemnify, defend, and hold Landlord harmless from any loss or damage to such property, and all liability, loss, or damage arising from any injury to the Project or the property of Landlord, its contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of such installations, except to the extent any such loss, damage, liability, death, or personal injury was caused by the negligence or willful misconduct of Landlord’s or its contractors, subcontractors, or materialmen.

•	Access and related work will be coordinated with contractor so as not to unreasonably interfere with or impede completion of the Initial Improvements at the Premises. Tenant shall not be obligated to pay any Base Rent or Operating Expenses during any period of early occupancy.

•	Any such occupancy or work in the Premises shall be in accordance with the provisions governing Tenant-Made Alterations and Trade Fixtures in the Lease, and shall be subject to Tenant providing to Landlord satisfactory evidence of insurance for personal injury and property damage related to such installations and satisfactory payment arrangements with respect to installations permitted hereunder.

•	Delay in putting Tenant in possession of the Premises shall not serve to extend the term of this Lease or to make Landlord liable for any damages arising therefrom.
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

22.

EXHIBIT A
SITE PLAN
BAYSIDE CORPORATE CENTER

Building No. 3: 47467 Fremont Boulevard, Fremont, CA

23.

EXHIBIT B
FLOOR PLAN
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

24.

EXHIBIT C
SIGN CRITERIA
BAYSIDE CORPORATE CENTER
WINDOW IDENTIFICATION SIGNS:
Each Tenant will be allowed one window sign placed either to the left or the right of the entrance door, whichever provides the best visibility.
Company names, logos or symbols will be allowed in this area-color and size to be determined by the Tenant. All other copy in this area except for logos or symbols will be mat white vinyl pressure sensitive letters.
Copy must start at 5’ from grade, working down to no more than 3 1/2’ from grade. Sign layout including copy, sizes and color must be approved by the building management. Management reserves the right to deny any copy or color it considers unsuitable.
One security decal only may be applied to the front door glass in the lower corner if the Tenant so desires. All exterior alarm bells are to be mounted to the rear of the building only.
DIRECTORY SIGN IDENTIFICATION:
A monument directory sign has been provided for each building. If only one Tenant occupies an entire building, that Tenant shall be allowed to utilize the entire directory sign area for their pressure sensitive, Pearl Gray vinyl letters with a letter height suitable for the area allowed, and logo if so desired, also in Pearl Gray.
If two or more Tenants occupy a building, signs shall be shared equally by the number of tenants within the building, utilizing pressure sensitive, matte, Pearl Gray vinyl letters with a letter height suitable for the area allowed. A logo will be allowed if so desired, to the left of the company name also in Pearl Gray. A thin line will divide the areas between tenants.
REAR LOADING SIGNS:
Each Tenant will be allowed to identify its rear door for shipping and receiving purposes. The company name shall be placed on a 36” x 24” aluminum panel adjacent to the rear doors.
Copy shall consist of medium gray vinyl capital letters only in Futura Bold style. Company names and logos only are allowed.
Landlord reserves the right to deny any copy it considers unsuitable. Layout is to be approved by Landlord. The cost of all lettering and logos will be the responsibility of the Tenant. No other signs are allowed in the windows or doors.
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

25.

EXHIBIT D
TENANT IMPROVEMENT STANDARDS
(a)	Office Area
1.	ROOF INSULATION: The insulation above conditioned office area ceilings shall be minimum R-11 fiberglass batts.

2.	DOORS AND FRAMES: 3’-0” x 7-0’ x 1-3/4”, solid core, birch, B-3 stain prefinished with Black anodized aluminum frames to match existing.

3.	INTERIOR DOOR HARDWARE: Schlage AL series Saturn in a brushed chrome 626 finish.

4.	INTERIOR WINDOWS: None

5.	MIRRORS: toilet rooms shall have mirrors the length of the lavatory top or 24 x 36 if the lavatory is wall hung.

6.	DRYWALL PARTITIONS: office walls shall be undergrid 3-5/8” x 25 Ga. metal studs at 24” o.c. with 5/8” gypsum board.

7.	DRYWALL FINISH: All drywall and exposed concrete walls within the office and toilet rooms shall receive a skip trowel textured or smooth finish.

8.	WAINSCOT: Toilet room wet walls shall have 4’-6” high white Pionite wainscot.

9.	ACOUSTIC CEILING TILE: Office areas shall have an exposed grid acoustic ceiling with 24” x 48” non-directional fissured tile, installed at 9’-0”

10.	OFFICE CARPET: Designweave or Shaw direct glue-down, 26 oz. face weight level loop or 30 oz cut-pile carpet without pad.

11.	LUNCH ROOM: shall have vinyl composition tile (VCT) flooring 1/8” gauge, standard grade, as manufactured by Tarkett or Armstrong.

12.	RUBBER BASE: The office areas shall have a 4” high topset rubber base as manufactured by Burke, Roppe, or Tarkett, installed in all areas receiving floor covering except the toilet rooms.

13.	TOILET ROOM: The flooring shall be sheet vinyl by Armstrong “Suffield”, “Best of Both Worlds” or “Seagate” with a 6” coved base.

14.	PAINT: One (1) coat of paint in a standard light color interior flat latex, except in the toilet rooms and at the coffee bar which shall receive one (1) coat of latex semi-gloss enamel over one (1) coat of PVA sealer. If the walls are smooth finished, they shall receive two (2) coats of paint.

15.	TOILET ACCESSORIES: Napkin Disposals: Bobrick B-270 sanitary napkin disposals in each women’s toilet stall.

Paper Towel Dispenser: Bobrick B-369 (for single accommodation toilet rooms) or a Bobrick B-3944 (for multiple accommodation toilet rooms) recessed paper towel dispenser with a waste receptacle.

Seat Cover Dispenser: Bobrick B-221 seat cover dispenser in each toilet stall.

Toilet Paper Holder: Bobrick B-686 double toilet paper holder.

Grab Bars: Bobrick No. B6806-36 and B6806-42 stainless steel handicap grab bars per code.

16.	TOILET PARTITIONS: Metal, floor mounted, overhead braced toilet partitions with a backed enamel finish by Global Steel, Knickerbocker or equal in manufactures standard color.

17.	BLINDS: All exterior windows, except storefront doors, shall receive mini-blinds by Bali, “inside mount”, in a light building standard color with a valance.

18.	PLUMBING FIXTURES AND TRIM: Lavatory for vanity: American Standard or equal, “Oval Horizon”, model 3303.013, white, self-rimming with a Delta Model 523 WF HDF single lever type faucet assembly with a grid strainer and bright chrome finish. Wall-hung lavatory: American Standard or equal, “Lucerne”, model 0355.012, white, wall mounted lavatory with a Delta Model 523 WF HDF single lever type faucet assembly with a grid strainer and bright chrome finish. Water closet: American Standard or equal, “Cadet Aquameter”, elongated, 1.5 GPF, model 3042.12, white, with an Olsonite #95 seat and a Sloan #111 flush valve. Urinal: American Standard or equal, “Allbrook”, model 6540.017, white, with a Sloan 180-1.5 flush valve. Coffee bar sink: Elkay or equal, “Peacemaker Starlite”, model PSR-1918, stainless steel, with a Delta #100 faucet.

Water heater: Sized to meet demand installed in a smitty pan draining into a hub drain with a trap primer.

19.	Fire sprinkler heads shall be chrome with white escutcheons, semirecessed, not centered, on the ceiling tiles.

20.	The HVAC system shall maintain 75 degrees indoors, on a 100 degree outdoor day

21.	The HVAC system shall be connected to a 7-day skip-a-day time clock and include a bypass timer at each thermostat.

22.	All thermostats shall have an automatic change-over feature and a locking cover.

23.	Toilet rooms shall have an exhaust fan.

24.	All conditioned areas shall have a supply register and a ducted return register. Supply and return air registers shall be white baked enamel 2’x2’ with a perforated face, flush mounted. Supply air registers shall have a 4-way blow.

25.	Office lighting: shall be 2’x4’ three lamp lay-in fluorescent light fixtures with standard acrylic lens and T-12 low watt type lamps, 75 foot candles at 3’ A.F.F. or as permitted by code but no less than two (2) fixtures per office.

26.	Furnish and install two (2) 110V duplex receptacles in each office.

27.	Furnish and install a dedicated 110 volt fourplex outlet at the telephone board and two dedicated 110V outlets at the coffee bar.

28.	Furnish and install a 2” diameter P.V.C. or steel (where required by code)conduit for phone system from the building telephone service entrance to a telephone board within the tenant space.
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

26.

(b)	Warehouse Area
1.	FULL HEIGHT DRYWALL PARTITIONS @ tenant demising walls: Metal studs with one layer of 5/8” type “X” gypsum board on each side from the floor to the roof deck.

2.	OFFICE/WAREHOUSE WALL: Metal studs with two layers of 5/8” type “X” gypsum board on each side to 6” A.F.F.

3.	WAREHOUSE WALL FINISH: All drywall shall be fire taped only. Spot nails in firetaped areas.

4.	CONCRETE FLOOR SEALER: Exposed concrete floors shall receive one coat of acrylic concrete sealer.

5.	WAREHOUSE LIGHTING: Provide 16’ high output fluorescent strip light fixtures or metal halide fixtures to achieve 15 foot candles of light measured at 30” above the floor in the warehouse space.
(c)	Exclusions.
The initial tenant improvement standards do not include the following items:

1.	Electrical data gathering lines or security equipment.

2.	Telephonic or other communications equipment and cabling.

3.	Electrical connections and distribution for production equipment.

4.	Tenant, at Tenant’s sole expenses, shall be responsible for all fire code compliance issues as related to their specific use and/or racking of the Premises, including but not limited to; fire sprinkler systems, fire hose racks, in-rack sprinklers, smoke curtains and type (or quantity) of smoke vents.
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

27.

EXHIBIT E
PROJECT SITE PLAN
BAYSIDE CORPORATE CENTER
Building No. 3: 47467 Fremont Boulevard, Fremont, CA

28.